Exhibit 10.69

October 30, 2000

SCPIE Holdings Inc.

1888 Century Park East, Suite 800

Los Angeles, California 90067-1712

Attn:	Mr. Donald J. Zuk
President and Chief Executive Officer

 Re:    Employment Terms

Gentlemen:

The attached memorandum dated October 5, 2000 from the undersigned, Donald P. Newell, to Donald Zuk contains the terms of employment of the undersigned by SCPIE Holdings Inc., or one of its affiliate companies (“SCPIE”).

The undersigned hereby agrees to the foregoing terms. If you are in agreement, please sign in the space below, and this letter agreement shall constitute our mutual binding agreement.

Very truly yours,

/S/ DONALD P. NEWELL
Donald P. Newell

The foregoing is agreed:

SCPIE HOLDINGS INC.

By:	/S/ DONALD J. ZUK
Donald J. Zuk President and Chief Executive Officer

October 5, 2000

To:	Don Zuk
From:	Pat Newell
File no:
Copies to:
Subject:	Employment Arrangement

The following is a summary of our discussions concerning my employment by SCPIE Holdings Inc. (“SCPIE”). I have referred to me as “Executive.”

1.	Position and Duties.

Executive will serve in such business and legal capacity as the Board of Directors of SCPIE shall determine from time to time. We contemplate that the initial position will be Senior Vice President and General Counsel and that the Board may change this position in its discretion. Executive will supervise legal matters on behalf of SCPIE and will perform such other services as may be designated from time to time by the chief Executive Officer (“CEO”) or the Board.

2.	Term.

Employment will commence on January 1, 2001 and the term will be for one year. At least 60 days before the end of the term, Executive and the CEO will discuss an extension of the term for an additional year or years.

3.	Performance of Services.

Executive will perform services under this arrangement at and from the Company’s headquarters in Century City. Executive will work three days each week (Tuesday, Wednesday and Thursday) and will devote his full time to the business of SCPIE on those days, including attendance at evening meetings of SCPIE committees and other groups, if requested by the CEO. (If necessary for the business of SCPIE, Executive and the CEO may agree to rearrange this schedule from time to time.)

4.	Base Compensation.

Executive will be paid a base annual salary of $150,000 ($12,500 per month), payable in accordance with SCPIE’s normal payroll practices.

5.	Deferred Compensation.

Executive will receive deferred compensation for the 12-month term at a monthly rate of $16,667. Such monthly deferred amount will bear interest at a rate of 9% per annum, compounded quarterly, until paid. The deferred compensation, together with accrued interest, shall be held by SCPIE in a “phantom” deferred compensation account and maintained as an unfunded general liability. Commencing 2008, the balance in the deferred compensation account shall be paid to Executive (together with interest at a continuing rate of 9% per annum, compounded quarterly) in equal monthly installments over a ten-year term. The first monthly installment will commence January 1, 2008. In the event of Executive’s death prior to the end of the payment term, the balance (including interest) in the deferred compensation account shall be paid in a lump sum to Executive’s designated beneficiary.

In the event SCPIE is acquired by another company, then the payment of the full amount of the deferred compensation, plus interest, shall be accelerated and paid at the consummation of such acquisition, unless Executive makes an election prior to completion of the acquisition to continue the deferred arrangement without acceleration.

6.	Bonus Plan.

Executive shall not be entitled to participate in the SCPIE bonus plan for executives.

7.	Stock Options.

Executive may be granted stock options on such terms and in such amounts as determined by the Stock Option Committee of the Board.

8.	Benefit Plans.

Executive shall be included in SCPIE’s medical plan and similar employee benefit plans, except that Executive shall not be entitled to participate in any SCPIE pension plan or supplemental retirement plan for senior executives. Executive may participate in the Employee Stock Purchase Plan and the 401(k) plan in accordance with the eligibility provisions of those plans.

9.	Vacation and sick Leave.

Executive shall be entitled to four weeks vacation annually and to SCPIE’s standard sick leave.

10.	Miscellaneous Benefits and Expense Reimbursements.

Executive shall be reimbursed for ordinary and necessary business expenses and shall receive such other perquisites and benefits granted to senior officers of SCPIE (as determined by the CEO in his discretion).

11.	Board Membership.

Executive shall remain a member of the Board and be paid the same Board fees and other compensation payable to non-employee directors. Executive shall not receive any stock options in his capacity as a director of SCPIE.

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